Exhibit 99.1

NEWS RELEASE

NEW YORK, Oct. 12, 2016

Michael Smith Named Chief Financial Officer of Voya

Financial; Ewout Steenbergen to Depart the Company

for Another Opportunity

Voya Financial, Inc. (NYSE: VOYA), announced today that Michael S. Smith has been named chief financial officer (CFO), effective Nov. 7. Smith will continue to report to Rodney O. Martin, Jr., Voya’s chairman and chief executive officer (CEO), and serve on Voya’s Executive Committee.

Smith, who joined Voya in 2009, has previously served as CEO of Insurance Solutions at Voya and has had management oversight for the company’s Closed Block Variable Annuity (CBVA) segment. Smith has also served as Voya’s chief risk officer (CRO) and, prior to that, held the roles of CEO, CFO and CRO for Voya’s Annuities business.

Smith succeeds Ewout L. Steenbergen, who has served as CFO of Voya since 2010 and has decided to depart the firm for another opportunity. Steenbergen will continue in the role through Nov. 7.

“I would like to thank Ewout for his significant leadership contributions during his 23-year career with Voya and ING Group,” Martin said. “He played a key role in preparing Voya to go public in 2013 and his leadership has meaningfully contributed to Voya’s success. Ewout was a key driver of Voya’s achievement of our initial ROE target – two years ahead of schedule – as well as our improved financial strength and shareholder value, as reflected in our return of roughly $2.8 billion in excess capital. We wish Ewout and his family the very best as he embarks on a new chapter in his career.

“At the same time, we are delighted to announce Mike Smith’s appointment as CFO,” added Martin. “Mike’s in-depth knowledge of our business, combined with his experience in CFO and CRO roles, makes him an ideal choice to lead our Finance organization.”

As CFO, Smith will be responsible for strategic finance, capital management, actuarial, tax, insurance investments, controllership, financial reporting, procurement, expense management, treasury and investor relations. He will also oversee CBVA.

Voya’s Employee Benefits business, which Smith has overseen, will now report directly to Alain Karaoglan, Voya’s chief operating officer, who oversees all five of Voya’s Ongoing Business segments.

Prior to joining Voya, Smith held several leadership positions at Lincoln Financial Group, where he ultimately served as head of profitability and risk management of the company’s retirement solutions business. He also served as CFO & CRO of Lincoln Life and Annuities, from 2004 to 2006, and as CFO for Lincoln Financial Distributors, from 2003 to 2004. He holds bachelor’s degrees in economics and Russian studies from the University of Michigan and attained Fellowship in the Society of Actuaries in 1990. Smith is also a member of the American Academy of Actuaries.

Media Contact:	Investor Contact:
Christopher Breslin	Darin Arita
(212) 309-8941	(212) 309-8999
Christopher.Breslin@voya.com	IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $466 billion in total assets under management and administration as of June 30, 2016. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook and Twitter @Voya.

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